Exhibit 99

CyberOptics Reports First Quarter Sales and Earnings

Minneapolis, MN—April 23, 2008—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2008 ended March 31:

•	Consolidated sales totaled $13,807,000 down from $14,888,000 in the fourth quarter of 2007 and virtually unchanged from $13,741,000 in the first quarter of 2007.

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Operating income came to $159,000, compared to $1,286,000 in the fourth quarter of 2007 and $1,174,000 in the year-earlier period, and includes approximately $250,000 of costs related to our previously announced transition to Singapore.

•	Net income came to $427,000 or $0.05 per diluted share, down from $1,204,000 or $0.13 per diluted share in the fourth quarter and $1,153,000 or $0.13 per diluted share in last year’s first quarter.

•	CyberOptics ended the first quarter of 2008 with cash and marketable securities of $47,740,000 compared to $52,618,000 at the beginning of 2008.

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During this year’s first quarter, cash totaling $3.9 million was used to repurchase approximately 373,000 CyberOptics shares. Approximately 980,000 shares remain available for repurchase under the share buybacks announced previously in October 2007 and February 2008.

Kathleen P. Iverson, president and chief executive officer, commented: “Our first quarter revenues were consistent with our previously-issued guidance for this period, due primarily to the continued strength of sales of inspection products. First quarter systems sales growth (up 22% from the first quarter of 2007) largely offset lower sales of electronic assembly sensors. CyberOptic’s inspection system sales are not tied solely to expansions in production capacity, since a substantial portion of our systems business involves retrofitting existing production lines with our solder paste or AOI inspection systems, or both. For this reason, we view the inspection systems market as a sustainable growth driver going forward and are pleased with our revenue results for the first quarter.”

She continued: “Earnings for this year’s first quarter were below previously forecasted levels due to a combination of factors, including stronger than anticipated pricing pressures for our inspection system products, particularly in Asia and on our SE 300 Ultra solder paste inspection system and above forecasted sales of lower margin sensor products to both of our key OEM customers.

Iverson added: “Expenses associated with the transition of CyberOptics’ systems-related R&D and manufacturing operations to Singapore were approximately $250,000, consistent with our previous statements about this strategic move. This realignment, which is forecasted to yield significant cost savings, will result in a more effective and focused R&D effort that should position CyberOptics for generating higher levels of profitable growth over the next few years. The transition of our systems R&D operation is on schedule for completion by late 2008, with all systems manufacturing scheduled for Singapore in 2009.

Steven K. Case, chairman and founder, said: “We have several initiatives that we anticipate will address the decreasing margins in the first quarter. Our next-generation solder paste inspection system, which incorporates a cost-reduced platform, is scheduled for introduction in this year’s second half. We believe this new cost-reduced platform, which replaces our current SE 300 Ultra product, should relieve some of the margin pressure and also provide continued revenue growth. At the same time, we are pursuing several promising new inspection opportunities with OEM and end user customers. Our R&D efforts are creating new technologies for both OEM and end user markets which lower the cost of inspection and provide faster production through-put speeds, better ease of use, and improved resolution for inspecting progressively smaller electronic components. Given these exciting new inspection opportunities, we have decided not to pursue new alignment sensor products for use with evolving pick and place technology being developed by Assembleon for future generations of its equipment. We will continue to work with Assembleon and others to integrate our new OEM inspection technologies into their platforms. Although alignment sensor sales to Assembleon constituted 12% of our revenue in 2007, we believe their transition away from our alignment sensors will not occur until late 2009 and should be offset by sales of new inspection products.

Case added: “Previously we stated that 2008 would be a year of transition for CyberOptics. This continues to be true. We are on schedule to re-align our systems manufacturing and research and development in Singapore. The cost of this transition and the investment in our new inspection technologies is expected to result in a loss for the second quarter of 2008. We believe the re-alignment to Singapore and new opportunities we are pursuing will position us to be a stronger company in the future.

CyberOptics is forecasting a net loss of $0.02 to $0.06 per diluted share on revenues of $11.5 to $12.5 million for the second quarter of 2008 ending June 30. This guidance reflects the anticipated impact of the sluggish global economy on sales of electronic assembly sensors, continued gross margin pressures, ongoing investment in next generation systems and new inspection technologies, as well as pre-tax costs of approximately $650,000 associated with the Singapore transition.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; unanticipated costs or delays associated with the transition of engineering and manufacturing for SMT Systems to Singapore; a change in our anticipated timing of Assembleon’s transition away from our alignment sensors, success of anticipated new OEM and end user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through April 30 by dialing 303-590-3000 and providing the 11112078 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended Mar. 31,
	2008	2007
Revenue	$13,807	$13,741
Cost of revenue	7,368	6,609
Gross margin	6,439	7,132
Research and development expenses	2,612	2,332
Selling, general and administrative expenses	3,430	3,581
Severance and transition costs	193	—
Amortization of intangibles	45	45
Income from operations	159	1,174
Interest income and other	518	559
Income before income taxes	677	1,733
Provision for income taxes	250	580
Net income	$427	$1,153
Net income per share – Basic	$0.05	$0.13
Net income per share – Diluted	$0.05	$0.13
Weighted average shares outstanding – Basic	8,584	8,879
Weighted average shares outstanding – Diluted	8,623	8,967

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	Mar. 31, 2008	Dec. 31, 2007
Assets
Cash and cash equivalents	$11,347	$18,864
Marketable securities	13,258	11,953
Accounts receivable, net	10,075	9,781
Inventories	10,875	10,640
Other current assets	1,980	1,466
Deferred tax assets	2,575	2,575
Total current assets	50,110	55,279

Marketable securities	23,135	21,801
Intangible and other assets, net	6,243	6,276
Fixed assets, net	1,763	1,944
Other assets	162	—
Deferred tax assets	1,739	1,739
Total assets	$83,152	$87,039

Liabilities and Stockholders’ Equity
Accounts payable	$3,260	$3,209
Accrued expenses	3,185	4,131
Total current liabilities	6,445	7,340

Other Liabilities	1,596	1,583
Total liabilities	8,041	8,923

Total stockholders’ equity	75,111	78,116
Total liabilities and stockholders’ equity	$83,152	$87,039

Backlog Schedule:
2nd Quarter 2008		$4,070
3rd Quarter 2008 and thereafter		604
Total backlog		$4,674